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                       SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                   919 Third Avenue
                              New York, New York 10022






  DIRECT DIAL
212-735-2640
  DIRECT FAX
212-735-2000


                                        July 22, 1998



Aladdin Gaming Enterprises, Inc.
831 Pilot Road
Las Vegas, Nevada 89119

Ladies and Gentlemen:

          Re: Aladdin Gaming Enterprises, Inc.
          Registration Statement (333-49715)

     We have acted as special counsel to Aladdin Gaming Enterprises, Inc., a corporation organized under the laws of the State of Nevada (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,215,000 Warrants (the "Warrants") to purchase shares of Class B Common Stock, no par value, of the Company (the "Warrant Shares"). The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") dated as of February 26, 1998 between the Company and State Street Bank and Trust Company ("State Street"), as Warrant Agent for the benefit of the holders of the Warrants (in such capacity, the "Warrant Agent").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-49715) as filed with the Securities Exchange Commission (the "Commission") on April 9, 1998 under the Act, Amendment No. 1 thereto filed on June 11, 1998 and Amendment No. 2 thereto with which this opinion is being filed (such Registration Statement, as so amended, being hereinafter referred to as the

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ALADDIN GAMING ENTERPRISES, INC.
July 22, 1998
Page 2


"Registration Statement"); (ii) the Warrant Agreement; (iii) the form of the Warrants, included as an exhibit to the Warrant Agreement and (iv) the Warrant Registration Rights Agreement dated February 26, 1998 among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp. and Scotia Capital Markets (USA) Inc. (the "Warrant Registration Rights Agreement"). We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other records of the Company and such agreements, certificates or records of public officials, certificates of officers or representatives of the Company, respectively, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein. The documents described in clauses (ii) and (iii) are referred to herein as the "Operative Documents."

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents (including the Operative Documents), we have assumed that the parties thereto (including the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and (except to the extent we have opined on such matters below with respect to the Operative Documents) that such documents constitute valid and binding obligations of such parties. In providing the opinion set forth below, we have also assumed that the execution and delivery by the Company of the Operative Documents and the performance by the Company of its obligations thereunder do not and will not violate, conflict with, or constitute a default under (i) any agreement or instrument to which the Company or any of its properties is subject, (ii) any law, rule, or regulation to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those laws, rules and regulations of the State of New York and of the United States of America which, in our experience, are normally applicable to transactions of the type contemplated by the Operative

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ALADDIN GAMING ENTERPRISES, INC.
July 22, 1998
Page 3

Documents (other than securities or anti-fraud laws of any jurisdiction), but without our having made any special investigation concerning any other laws, rules or regulations), (iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority. Based solely upon discussions with officers of the Company responsible for such matters and review of material documents identified to us by such officers, there are no such violations, conflicts or defaults. Based on our due diligence investigation, we do not know of any other such violations, conflicts or defaults. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and the Warrant Agent and others. Certain matters under the laws of the State of Nevada, which we have assumed hereunder, have been addressed in the opinion of Schreck Morris, a copy of which is being filed as Exhibit 5.2 to the Registration Statement, and we refer you to such opinion with respect to such assumed matters.

     Members of our firm are admitted to the bar in the State of New York, and we express no opinion as to the laws of any other jurisdiction, including, without limitation, the laws of the State of Nevada, other than the laws of the United States of America, to the extent referred to specifically herein.

     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Warrants constitute valid and binding obligations of the Company, entitled to the benefits of the Warrant Agreement and enforceable against the Company in accordance with their terms, except that (A) the enforcement thereof may be subject to, or limited by,
(i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and (B) the rights to indemnification and contribution contained in the Warrant Registration Rights Agreement may be limited by state or federal securities laws or the public policy underlying such laws.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm in the Registration Statement and in the related Prospectus as the same appears under the caption "Legal Matters." In giving this consent, we do not



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ALADDIN GAMING ENTERPRISES, INC.
July 22, 1998
Page 4



thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                         Very truly yours,

                        /S/ SKADDEN, ARPS, SLATE,
                        MEAGHER & FLOM LLP